                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8


                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                       Gentner Communications Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


             Utah                                                87-0398877
-------------------------------                              ------------------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


                1825 West Research Way, Salt Lake City Utah 84119
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                             1998 Stock Option Plan
--------------------------------------------------------------------------------
                            (Full title of the plan)

     Susie S. Strohm, Vice President - Finance and Chief Financial Officer,
               1825 West Research Way, Salt Lake City, Utah 84119
--------------------------------------------------------------------------------
                     (Name and address of Agent for Service)

                                  801-975-7200
--------------------------------------------------------------------------------
          (Telephone number, including area code, of Agent for Service)


                         CALCULATION OF REGISTRATION FEE


===========================================================================================
                                            Proposed           Proposed
     Title of                                Maximum           Maximum
    Securities            Amount            Offering          Aggregate          Amount of
       to be               to be              Price            Offering        Registration
    Registered          Registered         Per Share(1)        Price(2)            Fee(3)
-------------------------------------------------------------------------------------------
   Common Stock      1,700,000 shares         $3.84           $6,534,375          $1,817

(1) The maximum offering price per share of the securities is calculated based on Rule 457(c). The maximum offering price is $3.84 based upon the average of the high and low price reported in the consolidated reporting system on May 10, 1999.

(2) The maximum aggregate offering price equals 1,700,000 shares multiplied by the offering price of $3.84 equaling $6,534,375.

(3) The amount of the Registration Fee equals $1,817. This amount is arrived at by multiplying the maximum aggregate offering price of $6,534,375 by .000278.


                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1. PLAN INFORMATION.


        Gentner Communications Corporation (the "Company") has adopted the 1998 Stock Option Plan (the "Plan"), pursuant to which the Company may grant certain stock options (each, an "Option Grant") to purchase shares of the Company's Common Stock to employees, non-employee members of the board of directors, or of the board of directors of any parent or subsidiary of the Company, and consultants and other independent advisors who provide services to the Company, or any parent or subsidiary of the Company. The Common Stock is currently the only type of stock that the Company is authorized to issue. Holders of Common Stock are entitled to one vote per share, are entitled to receive dividends (if declared by the Board), and are entitled to receive the net assets of the Company upon liquidation. The Plan was effective on June 10, 1998 and will expire on the earlier of: (i) June 10, 2008, (ii) the date on which all shares of Common Stock available for issuance under the Plan shall have been issued, or
(iii) the termination of all outstanding options in connection with a major corporate transaction, such as a merger or sale of all of the Company's assets. The termination of the Plan will not affect any Option Grants then outstanding.

        The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "SEC") either as part of this registration statement (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act (the "Prospectus") .

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

        The Company will provide to participants without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of the Registration Statement, and these documents are incorporated by reference into the Prospectus. The documents containing the information specified in this
Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.

        Requests for information described in this Part I should be directed to Susie Strohm, Vice President - Finance, Chief Financial Officer, Gentner Communications Corporation, 1825 West Research Way, Salt Lake City, Utah 84119, 801-975-7200.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents are hereby incorporated by reference in the Registration Statement:

                (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998, as filed with the SEC;

                (b) the Company's Quarterly Reports on Form 10-QSB for each fiscal quarter since the filing of the Company's last Annual Report for the year ended June 30, 1998;

                (c) all other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since June 30, 1998; and

                (d) the description of the Company's Common Stock contained in the Form 10 Registration Statement filed by the Company with the SEC under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition to the above, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

        Not Applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        Not Applicable

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The final sentence of Article XII of the Company's Articles of Incorporation reads as follows: "Each person who is now or may become a Director of this Corporation is hereby relieved from and indemnified against liability that might otherwise obtain in the event such Director contracts with this Corporation for the benefit of himself or any firm, association or corporation in which he may be interested in any way, provided said Director acts in good faith."

        Article V of the Company's Bylaws, adopted August 24, 1993, provides for indemnification of directors with reference to the Utah Revised Business Corporation Act (the "Utah Act"). Relevant portions of the Utah Act are described below. In addition, Section 5.3 of the Bylaws provides that: "The board of directors may indemnify and advance expenses to any officer, employee or agent of the corporation who is not a director of the corporation to any extent consistent with public policy, as determined by the general or specific actions of the board of directors."

        Statutory indemnification of the Company's directors and officers is governed by Sections 901-909 of the Utah Act. Pursuant to the Utah Act, the Company may indemnify a director or officer against liability incurred in connection with any legal proceeding if: (a) his conduct was in good faith; (b) he reasonably believed that his conduct was in, or not opposed to, the Company's best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Notwithstanding the above, the Company may not indemnify directors or officers: (a) in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the Company; or (b) in connection with any other proceeding charging that the director or officer derived an improper personal benefit and in which he was adjudged liable on that basis. Additionally, if the proceeding is by or in the right of the Company, the indemnification is limited to the director's or officer's reasonable expenses incurred in connection with such proceeding.

        Notwithstanding the above, the Company must indemnify a director or officer who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director or officer of the Company. Pursuant to the Utah Act, the Company may pay for or reimburse the reasonable expenses incurred by a director or officer under certain circumstances. A court may order indemnification of a director or officer by the Company, regardless of whether the director or officer met the statutory standard of conduct set forth above, provided that, if the director or officer has been adjudged liable, such indemnification is limited to reasonable expenses. Non-mandatory indemnification can be made to a director or officer under the Act only if a determination is made in each instance by either the board of directors or the shareholders that the statutory standard of conduct permitting indemnification has been met.

        Section 11(g) of the Company's 1990 Incentive Plan provides that: "No member or former member of the Committee or the Company's board of directors (the "Board") shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it. Each member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against all costs or expenses (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan to the extent allowed by law."

        Section 9.8 of the Company's 1997 Employee Stock Purchase Plan reads as follows: "No member or former member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any deduction or withholding made under the Plan. Each member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against all costs or expenses (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan to the extent allowed by law."

        Section 1.2.d. of the Company's 1998 Stock Option Plan provides that:
"Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants under the Plan."

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not Applicable

ITEM 8. EXHIBITS.

        The following documents are filed as exhibits to this Form S-8.

  Exhibit Number           Description
  --------------           -----------
        5.1     Opinion of Jones, Waldo, Holbrook & McDonough regarding the legality of the securities being registered hereunder.

        23.1    Consent of Jones, Waldo, Holbrook & McDonough (contained in
                Exhibit 5.1 above).

        23.2    Consent of Independent Auditors, Ernst & Young LLP.

ITEM 8. UNDERTAKINGS.

        The Company hereby undertakes to do the following:

        (a) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
                (1) include any prospectus required by Section 10(a)(3) of the Securities Act; (2) reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in this Registration Statement; and
                (3) include any additional or changed material information on the plan of distribution.

        (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of securities offered, and the offering of the securities at the time to be the initial bona fide offering.

        (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on May 12, 1999.

                                        GENTNER COMMUNICATIONS CORPORATION



Date: May 12, 1999                      By: FRANCES M. FLOOD
                                            ------------------------------------
                                            Frances M. Flood
                                            Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

            Signature                                 Title                        Date
            ---------                                 -----                        ----

FRANCES M. FLOOD                           Director, President and               May 12, 1999
-----------------------------------        Chief Executive Officer
Frances M. Flood                           (principal executive officer)


SUSIE STROHM                               Vice President - Finance,             May 12, 1999
-----------------------------------        and Chief Financial Officer
Susie Strohm                               (principal financial and
                                           accounting officer)

                                POWER OF ATTORNEY

        Know all men by these presents, that each person whose signature appears below constitutes and appoints each of Frances M. Flood and Susie Strohm, jointly and severally, his true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments to this Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each said attorney-in-fact or her substitute or substitutes may do or cause to be done by virtue hereof.

            Signature                             Title                        Date
            ---------                             -----                        ----

/s/ EDWARD DALLIN BAGLEY                          Director                      May 12, 1999
------------------------------------
Edward Dallin Bagley

/s/ BRAD R. BALDWIN                               Director                      May 12, 1999
------------------------------------
Brad R. Baldwin


/s/ EDWARD N. BAGLEY                              Director                      May 12, 1999
------------------------------------
Edward N. Bagley


/s/ DWIGHT H. EGAN                                Director                      May 12, 1999
------------------------------------
Dwight H. Egan


/s/ K. BRADFORD ROMNEY                            Director                      May 12, 1999
------------------------------------
K. Bradford Romney

                                EXHIBIT INDEX


Exhibit
  No.                   Description
-------                 -----------
  5.1 Opinion of Jones, Waldo, Holbrook & McDonough regarding the legality of the securities being registered hereunder.

  23.1          Consent of Jones, Waldo, Holbrook & McDonough (contained in
                Exhibit 5.1 above).

  23.2          Consent of Independent Auditors, Ernst & Young LLP.